Exhibit 10.50

FIRST NORTHERN COMMUNITY BANCORP
2026 STOCK INCENTIVE PLAN
NOTICE OF RESTRICTED STOCK AWARD

You have been granted the following restricted shares of Common Stock (the “Restricted Shares” or the/this “Award”) of First Northern Community Bancorp (the “Company”) under the First Northern Community Bancorp 2026 Stock Incentive Plan (as may be amended from time to time, the “Plan”):

Name of Recipient:	[Name of Recipient]
Grant Date:	[Date of Grant]
Total Number of Shares Granted:	[Total Shares]
Vesting Commencement Date:	[Vesting Commencement Date]
Vesting Schedule:

All of the Shares subject to this Award shall be fully vested on [Vesting Schedule], subject to your continuous Service through each applicable vesting date. The Committee reserves discretion to accelerate vesting, including upon your retirement from Service on or after you have attained age 65.

Notwithstanding the vesting schedule set forth above, in the event of a Change in Control of the Company during the period you remain in Service, all of the Shares subject to this Award which are unvested as of the effective date of such Change in Control shall immediately become vested. For the purposes hereof, a "Change in Control" shall have the meaning set forth in Section 2(e) of the Pla

By your written signature below (or your electronic acceptance) and the signature of the Company’s representative below, you and the Company agree that the Restricted Shares are granted under and governed by the term and conditions of the Plan, this Notice of Restricted Stock Award and the Restricted Stock Agreement (collectively, this “Agreement”), both of which are attached to and made a part of this document.

By your written signature below (or your electronic acceptance), you further agree that the Company may deliver by e-mail all documents relating to the Plan or this Award (including without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including without limitation, annual reports and proxy statements). You also agree that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it will notify you by e-mail. Should you electronically accept this Agreement, you agree to the following: “This electronic contract contains my electronic signature, which I have executed with the intent to sign this Agreement.” Notwithstanding the above, if you have not affirmatively rejected or accepted this Award within ninety (90) days of the Grant Date set forth in this Notice of Restricted Stock Award, you are deemed to have accepted this Award, subject to all of the terms and conditions of this Agreement.

If you are married as of the Grant Date, then your spouse must also sign and return the Spousal Consent, at the end of this Agreement.

RECIPIENT	FIRST NORTHERN COMMUNITY BANCORP
Recipient’s Signature Recipient’s Printed Name	By: Jeremiah Z. Smith President / CEO

FIRST NORTHERN COMMUNITY BANCORP
2026 STOCK INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT

The Plan and Other Agreements

The Restricted Shares that you are receiving are granted pursuant and subject in all respects to the applicable provisions of the Plan, which is incorporated herein by reference. Capitalized terms not defined in this Agreement will have the meanings ascribed to them in the Plan.

The attached Notice of Restricted Stock Award, this Agreement and the Plan constitute the entire understanding between you and the Company regarding this Award. Any prior agreements, commitments or negotiations concerning this Award are superseded. This Agreement may be amended by the Committee without your consent; however, if any such amendment would materially impair your rights or obligations under this Agreement, this Agreement may be amended only by another written agreement, signed by you and the Company.

Payment For Shares	No cash payment is required for the Shares you receive. You are receiving the Shares in consideration for Services rendered by you.
Vesting

The Shares that you are receiving will vest as shown in the Notice of Restricted Stock Award. No additional Shares vest after your Service as an Employee or a Consultant has terminated, although the Committee retains discretion to accelerate vesting, including upon your retirement from Service on or after you have attained age 65.

Shares Restricted

Unvested Shares will be considered “Restricted Shares.”  Except to the extent permitted by the Committee, you may not sell, transfer, assign, pledge or otherwise dispose of Restricted Shares. You may transfer Restricted Shares to your spouse, children or grandchildren or to a trust established by you for the benefit of yourself or your spouse, children or grandchildren. However, a transferee of Restricted Shares must agree in writing on a form prescribed by the Company to be bound by all provisions of this Agreement.

Forfeiture

If your Service terminates for any reason, then your Shares will be forfeited to the extent that they have not vested before the termination date and do not vest as a result of termination. Your Service will not be extended by any notice period (e.g., your Service will not include any contractual notice period or period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any). This means that the Restricted Shares will immediately revert to the Company. You receive no payment for Restricted Shares that are forfeited. The Company determines when your Service terminates for this purpose and all purposes under the Plan and its determinations are conclusive and binding on all persons.

Leaves of Absence

For purposes of this Award, your Service does not terminate when you go on a military leave, a sick leave or another bona fide leave of absence, if the leave of absence was approved by the Company in writing and if continued crediting of Service is required by the terms of the leave or by applicable law. But your Service terminates when the approved leave ends, unless you immediately return to active work.

If you go on a leave of absence, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s leave of absence policy or the terms of your leave. If you commence working on a part-time basis, then the vesting schedule specified in the Notice of Restricted Stock Award may be adjusted in accordance with the Company’s part-time work policy or the terms of an agreement between you and the Company pertaining to your part-time schedule.

Stock Certificates or Book Entry Form

The certificates for Restricted Shares have stamped on them a special legend referring to the forfeiture restrictions. In addition to or in lieu of imposing the legend, the Company may hold the certificates in escrow. As your Restricted Shares vest, you may request (at reasonable intervals) that the Company release to you a non-legended certificate for your vested Shares, subject to satisfaction of any withholding tax obligations.

Shareholder Rights

During the period of time between the Grant Date and the date the Restricted Shares become vested, you will have all the rights of a shareholder with respect to the Restricted Shares except for the right to transfer the Restricted Shares, as set forth above. Accordingly, you will have the right to vote the Restricted Shares and to receive any cash dividends paid with respect to the Restricted Shares.

Withholding Taxes

(a)         Regardless of any action the Company and/or the Subsidiary or Affiliate employing you (“Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that the Company and your Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Shares received under this Award, including the award or vesting of such Shares, the subsequent sale of Shares under this Award and the receipt of any dividends; and (2) do not commit to structure the terms of the award to reduce or eliminate your liability for Tax-Related Items. Further, if you are subject to Tax-Related Items in more than one jurisdiction, you acknowledge that the Company and your Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The satisfaction of any Tax-Related Items with respect to this Award may be satisfied in any one of the ways provided below.

1.         Cash Payment. You may satisfy all or part of your liability with respect to any Tax-Related Items with respect to your Award by making a cash payment equal to such portion of the Tax-Related Item to the applicable tax authority.

2.         Share Withholding. You may satisfy all or part of your liability with respect to any Tax-Related Items with respect to your Award by having the Company withhold all or a portion of any Shares that would otherwise be issued to you upon the vesting of such Restricted Shares, or by surrendering all or a portion of any Shares that you previously acquired; provided, however, that in no event may you surrender Shares in excess of the legally required maximum tax withholding amount. Such Shares shall be valued at their Fair Market Value on the date when taxes otherwise would be withheld in cash. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including any restrictions required by rules of any federal or state regulatory body or other authority. All elections by you to have Shares withheld for this purpose shall be made in such form and under such conditions as the Committee may deem necessary or advisable.

3.         Same-Day Sale Payment. You may satisfy all or part of your liability with respect to any Tax-Related Items with respect to your Award, in whole or in part, by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sale proceeds to the Company and/or your Employer in payment thereof.

4.         Sell-to-Cover Payment. You may satisfy all or part of your liability with respect to any Tax-Related Items with respect to your Award, in whole or in part, by delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker or lender approved by the Company to pledge Shares, as full or partial security for a loan, and to deliver all or part of the loan proceeds to the Company and/or your Employer in payment thereof.

5.         Withholding on Other Compensation. You may satisfy all or part of your liability with respect to any Tax-Related Items with respect to your Award, in whole or in part, by directing the Company and/or your Employer to withhold an amount equal to such liability from your wages or other cash compensation paid to you by the Company and/or your Employer.

6.         Other Forms of Payment. In addition to the above, the Committee may permit such other means of tax withholding as it deems appropriate.

No stock certificates will be released to you or no notations on any Restricted Shares issued in book-entry form will be removed, as applicable, unless you have paid or made adequate arrangements satisfactory to the Company and/or your Employer to satisfy all withholding and payment on account obligations of the Company and/or your Employer. The Company or your Employer may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates applicable in your jurisdiction(s), including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to Share equivalent.

Finally, you will pay to the Company or your Employer any amount of Tax-Related Items that the Company or your Employer may be required to withhold as a result of your participation in the Plan or your acquisition of Shares that cannot be satisfied by the means previously described. The Company may refuse to deliver the Shares if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section.

(b)         In connection with the receipt of the Restricted Shares pursuant to this Agreement, you may consider making an election under Section 83(b) of the Internal Revenue Code (the “83(b) Election”). The election may be made on IRS Form 15620, which can be found at https://irs.gov/pub/irs-pdf/f15620.pdf, or any other form that provides the same information. The 83(b) Election must be filed electronically or by post within thirty (30) days after the date of grant of the Shares.  THE COMPANY DOES NOT UNDERTAKE TO FILE THE ELECTION FOR YOU. ANY RESPONSIBILITY TO FILE SHALL REMAIN SOLELY WITH YOU. YOU SHOULD CONSULT A TAX AND/OR FINANCIAL ADVISOR BEFORE MAKING AN 83(b) ELECTION

Restrictions on Resale

You agree not to sell any Shares at a time when applicable laws, Company policies or an agreement between the Company and its underwriters prohibit a sale. This restriction will apply as long as your Service continues and for such period of time after the termination of your Service as the Company may specify.

No Retention Rights

Neither this Award nor this Agreement gives you the right to be employed or retained by the Company or any Subsidiary or Affiliate of the Company in any capacity. The Company and its Subsidiaries and Affiliates reserve the right to terminate your Service at any time, with or without cause.

Adjustments

The number of Restricted Shares covered by this Award will be subject to adjustment in the event of a stock split, a stock dividend or a similar change in Shares, and in other circumstances, as set forth in the Plan. The forfeiture provisions and restrictions described above will apply to all new, substitute or additional restricted shares or securities to which you are entitled by reason of this Award.

Successors and Assigns

Except as otherwise provided in the Plan or this Agreement, every term of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, legal representatives, successors, transferees and assigns.

Governing Plan Document

This Award is subject to all the provisions of the Plan, the provisions of which are hereby made a part of the Award, and is further subject to all interpretations, amendments, rules and regulations which may from time to time be promulgated and adopted pursuant to the Plan. Except as expressly provided in this Agreement, in the event of any conflict between the provisions of this Agreement, the Notice of Restricted Stock Unit Award, and those of the Plan, the provisions of the Plan will control.

Severability

In the event that all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.

Recoupment

This Award is subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require forfeiture of the Award and repayment or forfeiture of any Shares or other cash or property received with respect to the Award (including any value received from a disposition of the Shares acquired upon settlement of the Award).

No Tax, Legal or Investment Advice

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Shares. You understand and agree that you should consult with your own personal tax, financial and/or legal advisors regarding the Award and Tax-Related Items arising in connection with the Award and by accepting the Award, you have agreed that you have done so or knowingly and voluntarily declined to do so.

Notice

Any notice required or permitted under this Agreement will be given in writing, including electronically, and will be deemed effectively given upon the earliest of personal delivery, receipt or the third (3rd) full day following mailing with postage and fees prepaid, addressed to the other party hereto at the address last known in the Company’s records or at such other address as such party may designate by ten (10) days’ advance written notice to the other party hereto. The Company may, in its sole discretion, deliver any documents related to your current or future participation in the Plan by electronic means. By accepting this Award, you hereby (1) consent to receive such documents by electronic means; (2) consent to the use of electronic signatures; and (3) agree to participate in the Plan and/or receive any such documents through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions

Applicable Law and Choice of Venue	This Agreement will be interpreted and enforced under the laws of the State of California without application of the conflicts of law principles thereof.

Miscellaneous

You understand and acknowledge that (1) the Plan is entirely discretionary, (2) the Company and your Employer have reserved the right to amend, suspend or terminate the Plan at any time, (3) the grant of this Award does not in any way create any contractual or other right to receive additional grants of awards (or benefits in lieu of awards) at any time or in any amount and (4) all determinations with respect to any additional grants, including (without limitation) the times when awards will be granted, the number of Shares subject to awards, the purchase price and the vesting schedule, will be at the sole discretion of the Company.

The value of this Award will be an extraordinary item of compensation outside the scope of your employment contract, if any, and will not be considered a part of your normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Agreement.

You hereby authorize and direct your Employer to disclose to the Company or any Subsidiary or Affiliate any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as your Employer deems necessary or appropriate to facilitate the administration of the Plan.

You consent to the collection, use and transfer of personal data as described in this subsection. You understand and acknowledge that the Company, your Employer and the Company’s other Subsidiaries and Affiliates hold certain personal information regarding you for the purpose of managing and administering the Plan, including (without limitation) your name, home address, telephone number, date of birth, social insurance or other government identification number, salary, nationality, job title, any Shares or directorships held in the Company and details of all awards or any other entitlements to Shares awarded, canceled, exercised, vested, unvested or outstanding in your favor (the “Data”). You further understand and acknowledge that the Company, its Subsidiaries and/or its Affiliates will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and that the Company and/or any Subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. You understand and acknowledge that the recipients of Data may be located in the United States or elsewhere, and that the laws of a recipient’s country of operation (e.g., the United States) may not have equivalent privacy protections as local laws where you reside or work. You authorize such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering your participation in the Plan, including a transfer to any broker or other third party with whom you elect to deposit Shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf. You may, at any time, view the Data, require any necessary modifications of Data, make inquiries about the treatment of Data or withdraw the consents set forth in this subsection by contacting the Human Resources Department of the Company in writing.

You acknowledge and agree that you have reviewed the documents provided to you in relation to the Award in their entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting the Award, and fully understand all provisions of such documents. You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of the Award.

BY SIGNING THE NOTICE OF RESTRICTED STOCK AWARD, YOU AGREE TO ALL OF THE TERMS AND CONDITIONS DESCRIBED ABOVE AND IN THE PLAN.

CONSENT OF SPOUSE

(to be executed if Recipient is married)

In consideration of the execution of the foregoing Restricted Stock Agreement by First Northern Community Bancorp, I, ________________________, the spouse of the Recipient therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated: ____________, ______

________________________________

Signature of Spouse

_______________________________

Print Name

EXHIBIT A

STEP-BY-STEP INSTRUCTIONS TO
MAKE A SECTION 83(b) ELECTION

WORD OF CAUTION: IF YOU CHOOSE TO FILE A SECTION 83(b) ELECTION, YOU MUST FILE YOUR SECTION 83(b) ELECTION FORM WITH THE IRS ELECTRONICALLY OR BY POST NO LATER THAN 30 DAYS FOLLOWING THE DATE OF GRANT OF THE RESTRICTED STOCK. THE 30-DAY DEADLINE IS ABSOLUTE AND CANNOT BE WAIVED UNDER ANY CIRCUMSTANCES. ALSO, ONCE FILED, YOUR SECTION 83(b) ELECTION FORM MAY NOT BE REVOKED, EXCEPT WITH THE CONSENT OF THE IRS (WHICH CONSENT IS GENERALLY DENIED).

THESE INSTRUCTIONS ARE DISTRIBUTED MERELY FOR CONVENIENCE IN THE EVENT YOU CHOOSE TO FILE AN 83(b) ELECTION. THEY SHOULD NOT BE RELIED UPON BY ANY PERSON IN DECIDING WHETHER OR WHEN TO EXERCISE AN AWARD OR TO MAKE AN 83(b) ELECTION. EACH PERSON SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THESE MATTERS.

Step 1.         Complete the 83(b) Election Form or Form 15620 at https://www.irs.gov/pub/irs-pdf/f15620.pdf or any other form that includes the same information (the “83(b) Form”) The Company will provide the per share fair market value of the shares (line 6 of Form 15620).

Step 2.         You may either print the completed 83(b) Form and mail it to the Internal Revenue Service or file it online using an electronic signature (if you have used Form 15620). If you choose to file by post, sign the 83(b) Form and mail it, with the cover letter below, to the Internal Revenue Service Center where you file your U.S. federal income tax return. If you choose to file the 83(b) Form online, you may do so at https://www.irs.gov/dmaf/form/f15620. You will need to create an account with https://id.me/, the IRS’s multifactor authentication platform, if you have not already done so.

The tax, if any, arising out of your election does not have to be paid until you file your tax return for the taxable year in which you received your Award shares (except to the extent that withholding taxes or estimated taxes are payable). The forms must be filed electronically or by post no later than 30 days following the date of grant of the restricted stock. The 30‑day deadline is absolute and cannot be waived under any circumstances. If you mail in the 83(b) Form, it is deemed to be filed on the postmark date. Utilize registered or certified mail, return receipt requested, so that you have proof that you filed the form within the 30-day period. If you submit the filing electronically, download or print out the confirmation and filed Form 15620. If you miss the deadline, you will be taxed on your Award shares as they vest based on the value of the shares at that time. Your 83(b) filing with the Internal Revenue Service is deemed to cause a similar election with the California Franchise Tax Board for California income tax purposes. If you do not reside in California, you should seek local tax advice on whether you must make a separate filing with your state of residence.

Step 3.         Mail or submit a copy of the filing with the Company on the same day that you file the 83(b) Form, and make sure that you retain copies of the forms for your records.

[Name of Recipient]
[Recipient’s Address]

[Date]

VIA CERTIFIED MAIL

Return Receipt Requested

Receipt [enter receipt # here]

Department of the Treasury

Internal Revenue Service Center

Fresno, CA 93888-0002

[Note: A different address may apply if Recipient’s taxes are not filed in CA]

Re: Election Under Section 83(b) of the Internal Revenue Code

Ladies and Gentlemen:

Enclosed please find an executed form of election under Section 83(b) of the Internal Revenue Code of 1986 relating to the issuance of __________ shares of First Northern Community Bancorp Common Stock.

Also enclosed is a copy of the 83(b) election and a stamped, self‑addressed envelope. Please acknowledge receipt of these materials by stamping the enclosed copy of the 83(b) election with the date of receipt and returning it to me.

Thank you for your attention to this matter.

Very truly yours,

[Name of Recipient]

Enclosures

cc: First Northern Community Bancorp w/ encs.